EXHIBIT 99.1

News Release

CONTACT: Erin Willis
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Announces Agreement to Sell Canadian Business to Mattamy Homes Yielding Over an Estimated CAD $570 Million in Cash

SCOTTSDALE, Ariz., December 16, 2014 –– Taylor Morrison Home Corporation (NYSE:TMHC) (“Taylor Morrison”) today announced that its subsidiary has entered into a definitive agreement to sell Monarch Corporation, its Canadian operations, to an affiliate of Mattamy Homes Limited for a cash purchase price to be determined based on the December 31, 2014 Monarch balance sheet and certain agreed-upon adjustments.  The purchase price is currently estimated to be approximately CAD $330 million, net of cash at Monarch.  Total proceeds to Taylor Morrison from the transaction are estimated to be over CAD $570 million, which includes approximately CAD $240 million in cash at Monarch.   Actual purchase price and cash amounts will be determined using the final December 31, 2014 balance sheet.

The transaction is subject to customary closing conditions, including approval by the Canadian Competition Bureau, and is expected to close in the first quarter of 2015.

The net proceeds of the transaction will be used for general corporate purposes, resulting in increased flexibility for Taylor Morrison to invest further in U.S. operations.

“We are pleased to announce the strategic sale of our Canadian operations at a price that we believe reflects an attractive valuation for our business at an opportunistic time,” said Taylor Morrison President and CEO Sheryl Palmer.  “The Canadian operations have been an instrumental part of the Taylor Morrison portfolio and with changing market dynamics, now is the right time to unify our focus on the U.S.  The sale will provide us with a strengthened balance sheet and increased capacity to invest strategically in core locations within the U.S., where we are confident fundamentals of recovery are strong for future growth.”

Following the transaction, Taylor Morrison will continue to focus on its four pillar strategy, which consists of opportunistically acquiring prime land assets in core locations, targeting mostly move-up buyers, attention on overhead efficiency and optimizing profit and volume, in order to maximize shareholder value.  Taylor Morrison will also continue to assess its capital allocation strategy to drive long-term shareholder return.

Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisors for Taylor Morrison.

Conference Call and Webcast

A public conference call and webcast to discuss the announcement and a sales update will be held later today, December 16, 2014 at 1:00 p.m. Eastern Time on our investor relations website at investors.taylormorrison.com or at   1 (800) 446-2782 passcode: Taylor Morrison or 3867 2539.  A webcast replay will also be available on the site.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand.  Taylor Morrison is a builder and developer of single-family detached and attached homes, serving a wide array of customers including first-time, move-up, luxury and 55+. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas.  Darling Homes serves move-up and luxury homebuyers in Texas. Monarch, Canada’s oldest homebuilder, builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto.

 For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

Forward-Looking Statements

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, includes “forward-looking statements.”  These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements.  You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things:  our ability to complete the transaction described in this press release and risks associated with the transaction, including our ability to comply with our transition service requirements; risks associated with the transition of the Monarch business, including our ability to complete the transition plan for the Monarch business in a satisfactory manner and to manage the associated transition costs, our ability to timely implement the transition plan in a manner that will positively impact our financial condition and results of operations, the impact of the transition plan and the recently announced future plans for the Monarch brand on our relationships with our employees and our major customers and vendors, and unanticipated expenses and charges that may occur as a result of the transition plan; litigation risks, including litigation regarding employment and worker’s compensation; our ability to continue to have the necessary liquidity, through cash flows from operations, may be adversely impacted by a number of factors, including the level of our operating cash flows; interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature.  We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.  In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Annual Report on Form 10-K and subsequent reports filed with the SEC under the heading “Risk Factors.”